EXHIBIT B

SAMGRAY, L.P.

AGREEMENT OF LIMITED PARTNERSHIP

dated as of January 2, 2003

THE PARTNERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT (I) EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND (II) WITHOUT COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

SAMGRAY, L.P.

AGREEMENT OF LIMITED PARTNERSHIP

This AGREEMENT OF LIMITED PARTNERSHIP is entered into and shall be effective as of the 2nd day of January, 2003 by and among Latzim Family LLC, a Delaware limited liability company, as general partner, with a principal office located at 1830 Route 130N, Burlington, New Jersey 08016 Attention: Andrew Milstein (the "General Partner") and the following persons who shall be limited partners (the "Limited Partners"): Monroe Milstein, residing at 10 Andrews Lane, Princeton, New Jersey 08540, Lazer Milstein, residing at 10 Mountain Avenue, Monsey, New York 10952, Andrew Milstein, residing at 16 Foulet Drive, Princeton, New Jersey 08540 and Stephen Milstein, residing at 212 Bouvant Drive, Princeton, New Jersey 08540.

The parties hereto agree as follows:

Article 1

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

"Additional General Partner" means a person admitted to the Partnership as a General Partner pursuant to Section 11.02.

"Additional Limited Partner" means a person admitted to the Partnership as a Limited Partner pursuant to Section 11.02.

"Additional Partner" means a person admitted to the Partnership as a General Partner or Limited Partner pursuant to Section 11.02.

"Affiliates" means the same as the definition of that term under Rule 144 of the Securities and Exchange Commission.

"Agreement" means this Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

"Applicable Federal Rate" means the applicable federal rate as defined in Section 1274(d) of the Code for a debt instrument issued as of the date, and with the term, of the promissory note described in Section 10.05(b) of this Agreement.

"Assignee" means a person to whom a Partnership Interest has been transferred in a Transfer described in Article 10, unless and until such person becomes a Partner with respect to such Partnership Interest. An Assignee shall not have any Non-economic Partnership Rights.

"Book Value" means, with respect to any Partnership property, the gross fair market value of such property on the date such property was contributed to the Partnership, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g).

"Capital Account" means the capital account maintained for a Partner or Assignee pursuant to Section 3.03.

"Capital Contribution" means any cash, cash equivalents or the fair market value of other property that a Partner contributes to the Partnership.

"Certificate of Limited Partnership" means the Partnership's Certificate of Limited Partnership as filed with the Secretary of State of Delaware, as it may be amended, supplemented or restated from time to time.

"Claims" has the meaning specified in Section 5.07.

"Code" means the United States Internal Revenue Code of 1986, as amended and effective as of the date hereof.

"Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, DE Code Title 6, Chapter 17, Section 17-101 et seq, as it may be amended from time to time, and any successor thereto.

"Deliberating GP" has the meaning specified in Section 5.02(b).

"Distributions" means any amount distributed by the Partnership to a Partner or Assignee pursuant to Section 4.01 (interim Distributions) or Section 13.03(b)(iii) (liquidating Distributions).

"Event of Withdrawal" of a General Partner means an event that causes a person to cease to be a General Partner as provided in Section 402 of the Delaware Act.

"Fair Value" means the fair market value of the Partnership Interest determined in accordance with Section 10.05(c).

"General Partner" means Latzim Family LLC, and any person subsequently admitted to the Partnership as an Additional, Substituted, or Successor General Partner. If more than one General Partner exists, references in this Agreement to the "General Partner" shall include all General Partners collectively, subject to Section 5.02.

"General Partnership Interest" means the Partnership Interest held by a General Partner in its capacity as a General Partner or by any Assignee of such interest (or any portion thereof) in its capacity as such.

"General Partnership Unit" means a fractional part of a General Partnership Interest as described in Section 3.01.

"Indemnified Person" has the meaning specified in Section 5.07.

"Indemnifying Partner or Assignee" means a Partner or Assignee who has an obligation to indemnify the Partnership pursuant to Section 4.04.

"Limited Partner" means any person who has executed this Agreement as a Limited Partner and any person subsequently admitted to the Partnership as a Substituted Limited Partner or Additional Limited Partner.

"Limited Partnership Interest" means the Partnership Interest held by a Limited Partner in its capacity as a Limited Partner or by any Assignee of such interest (or any portion thereof) in its capacity as such.

"Limited Partnership Unit" means a fractional part of a Limited Partnership Interest as described in Section 3.01.

"Liquidator" has the meaning specified in Section 13.03.

"Losses" means items of Partnership loss and deduction determined according to Section 3.03(b).

"Non-economic Partnership Rights" means the right of a Partner to receive information and accountings of the affairs of the Partnership, the right to inspect the books or records of the Partnership, the right to vote and all of the other rights conferred on such Partner under the Act or this Agreement other than those constituting a Partnership Interest as defined herein.

"Partner" means a General Partner or a Limited Partner. Each Partner shall own a Partnership Interest and enjoy all rights appurtenant thereto.

"Partnership" means the limited partnership formed pursuant to this Agreement and pursuant to the Certificate of Limited Partnership.

"Partnership Interest" of a Partner or an Assignee shall mean the right of such Partner or Assignee to a share of Partnership capital, Profits, Losses and Distributions. The share of each Partnership Interest in such capital, Profits, Losses and Distributions shall be based on such Partner's or Assignee's Partnership Percentage Interest.

"Partnership Percentage Interest" for any Partner or Assignee means that percentage determined by dividing (i) the number of Units held by such Partner or Assignee by (ii) the aggregate number of Units held by all Partners and Assignees. For purposes of this Agreement, the Partnership Percentage Interest shall be carried out to three decimal places.

"Permitted Transferee" means any Person referred to as such in Section 10.02(b).

"Person" means a natural person, partnership, domestic limited partnership, foreign limited partnership, limited liability company, trust, estate, association, or corporation.

"Prime Rate" means the prime rate published in The Wall Street Journal.

"Profits" means items of Partnership income and gain determined according to Section 3.03(b).

"Recommending GP" has the meaning specified in Section 5.02(b).

"Securities Act" means the United States Securities Act of 1933 and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

"Substituted General Partner" means a person that is admitted as a General Partner to the Partnership pursuant to Section 10.02 or Section 11.01.

"Substituted Limited Partner" means a person that is admitted as a Limited Partner to the Partnership pursuant to Section 10.02 or Section 11.01.

"Substituted Partner" means a person admitted to the Partnership as a General Partner or Limited Partner pursuant to Section 10.02 or Section 11.01.

"Successor General Partner" means any person admitted as a General Partner of the Partnership pursuant to Section 11.03.

"Tax Matters Partner" means the Partner designated as such pursuant to Section 8.03.

"Transfer" means, as a noun, a transaction by which a Partner or Assignee assigns all or any portion of a Partnership Interest or any interest therein to another Person, and includes a sale, assignment, gift, bequest, pledge, encumbrance, hypothecation, mortgage, exchange, distribution from a trust, or any other disposition. "Transfer" means, as a verb, to voluntarily or involuntarily enter into a transaction described above as a Transfer.

"Transferee" means a Person to whom a Partnership Interest is Transferred.

"Transferring Partner or Assignee" or "Transferor" means a Partner or Assignee who proposes to Transfer a Partnership Interest in accordance with Article 10.

"Treasury Regulations" means the income tax regulations promulgated under the Code and effective as of the date hereof.

"Triggering Event" means an event described in Section 10.05(a).

"Units" means units of Partnership Interest described in Section 3.01 and consist of General Partnership Units or Limited Partnership Units, or both, as the context requires.

"Valuation Date" means the date described in Section 10.05(c).

Article 2

ORGANIZATIONAL MATTERS

2.01 Organization of Partnership

The General Partner and the Limited Partners hereby agree to form the Partnership as a limited partnership pursuant to the provisions of the Delaware Act.

2.02 Name

The name of the Partnership shall be "Samgray, L.P."

2.03 Scope of Activity

The Partnership may pursue any activities that lawfully may be carried on by a limited partnership organized pursuant to the Delaware Act.

2.04 Principal and Registered Offices; Registered Agent

The principal office of the Partnership shall be 1830 Route 130 North, Burlington, New Jersey 08016, Attention: Andrew Milstein, or such other place as the General Partner may from time to time designate by written notice to all Partners and Assignees. The registered office of the Partnership required by the Delaware Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Limited Partnership or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the manner provided by law. The registered agent of the Partnership in the State of Delaware shall be the initial registered agent named in the Certificate of Limited Partnership or such other Person or Persons as the General Partner may designate from time to time in the manner provided by law.

2.05 Term

The Partnership shall commence as a Delaware Limited Partnership upon the filing of the Certificate of Limited Partnership in accordance with the Act, and shall continue in existence until 11:59 p.m. Eastern Standard Time on December 31, 2053 or until earlier termination according to Article 13.

Article 3

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

3.01 Initial Capital Contributions

Simultaneously with the execution and delivery of this Agreement, each of the Partners is transferring to the Partnership the assets set forth in Schedule A and is entering into a capital contribution agreement (the "Capital Contribution Agreement") pursuant to which each of the Partners shall make its initial Capital Contribution to the Partnership and shall be allocated its Partnership Interest. In consideration for its initial Capital Contribution, each Partner shall be issued such number of Units as are required to be issued in accordance with the Capital Contribution Agreement, consisting of General Partnership Units to be issued to the General Partner and Limited Partnership Units to be issued to the various Limited Partners. Each Unit shall represent an equivalent economic interest in the Partnership.

3.02 Additional Capital Contributions

No Partner or Assignee shall be obligated to make an additional Capital Contribution under this Article 3.

3.03 Capital Accounts

(a) The Partnership shall maintain a separate Capital Account for each Partner and Assignee according to the rules promulgated by the Internal Revenue Service regarding maintenance of capital accounts (as currently provided in Treasury Regulation Section 1.704-1(b)(2)(iv)). For this purpose, the Partnership shall, upon the occurrence of certain events which permit a revaluation of partnership property (as currently provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(f)), increase or decrease the Capital Accounts in accordance with the applicable rules and regulations (as currently provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g)) to reflect a revaluation of Partnership property.

(b) For purposes of computing the amount of any item of Partnership income, gain, loss, or deduction to be allocated pursuant to Article 4 and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition, and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), provided that:

(i) The computation of all items of income, gain, loss, and deduction shall include income of the Partnership exempt from tax and nondeductible expenditures (as currently described in Code Section 705(a)(1)(B), Code Section 705(a)(2)(B), or Treasury Regulation Section 1.704-1(b)(2)(iv)(i)), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii) If the Book Value of any Partnership property is adjusted because of a distribution or revaluation of Partnership property (as currently provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f)), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii) Items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) Items of depreciation, amortization and other cost recovery deductions with respect to Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property's Book Value (as currently provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g)).

(v) To the extent an adjustment is required to be made to the Capital Accounts because of an allowable business credit, depletion of oil and gas properties, or an optional adjustment to the basis of Partnership property (as currently provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k) or (m)), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Capital Accounts) or loss (if the adjustment decreases the Capital Accounts).

Article 4

DISTRIBUTIONS AND ALLOCATIONS

4.01 Interim Distributions

Interim Distributions shall be made to or among the Partners and Assignees at such times and in such amounts as the General Partner determines in proportion to the respective Units owned by each of them.

4.02 Allocations of Profits and Losses

(a) Subject to Section 4.03, Profits and Losses for any fiscal period shall be allocated to the Partners and Assignees in proportion to the respective Units as may be owned by them from time to time.

(b) For purposes of allocating Profits and Losses pursuant to this Article 4 for any fiscal period, each Partner's or Assignee's Partnership Percentage Interest for such fiscal period shall be determined based on the Units owned by the Partners and Assignees at the beginning of such fiscal period, provided that, if there is a "change in any partner's interest" in the Partnership (within the meaning of Section 706(d) of the Code) during any fiscal period, the Partners' and Assignees' Partnership Percentage Interests for such fiscal year shall be determined by the General Partner, taking into account the Units owned by the Partners and Assignees at the beginning of such fiscal period and immediately following such change, using any reasonable method that is permitted under Section 706 of the Code.

4.03 Special Allocations

(a) For all purposes of this Section 4.03:

(i) "Nonrecourse Deductions" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

(ii) "Partner Funded Debt" has the meaning ascribed to "partner nonrecourse debt" as set forth in Treasury Regulation Section 1.704-2(b)(4).

(iii) "Partner Funded Deductions" has the meaning ascribed to "partner nonrecourse deductions" as set forth in Treasury Regulation Section 1.704-2(i)(2).

(iv) "Partner Minimum Gain" shall be determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

(v) "Partnership Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(d).

(vi) "Adjusted Capital Account Deficit" means, with respect to any Limited Partner or Assignee, the deficit balance, if any, in such Limited Partner's or Assignee's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(I) Credit to such Capital Account any amounts that such Limited Partner or Assignee is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(II) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4),(5) and (6).

(b) Nonrecourse Deductions shall be allocated to the Partners and Assignees in proportion to their respective Units as of the end of the taxable year in question.

(c) Partner Funded Deductions for any taxable year shall be specially allocated to the Partner or Assignee that bears the economic risk of loss with respect to the Partner Funded Debt to which those Partner Funded Deductions are attributable in accordance with applicable Treasury Regulations (currently Treasury Regulation Section 1.704-2(i)).

(d) Notwithstanding any other provision of this Article:

(i) If there is a net decrease in Partnership Minimum Gain during any taxable year, each Partner and Assignee shall be specially allocated items of Partnership gross income and gain for that year (and if necessary, for subsequent years) equal to that Partner's or Assignee's share of the net decrease (as currently provided in Treasury Regulation Section 1.704-2(f)).

(ii) If there is a net decrease in Partner Minimum Gain attributable to Partner Funded Debt during any taxable year, each Partner and Assignee that has a share of the Partner Minimum Gain attributable to that Partner Funded Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of Partnership gross income and gain for that year (and if necessary, for subsequent years) in accordance with the provisions of Treasury Regulation Section 1.704-2(i)(4).

(iii) In the event any Limited Partner or Assignee unexpectedly receives any adjustments, allocations or distributions described in subparagraph (4), (5) or (6) of Treasury Regulation Section 1.704-1(b)(2)(ii)(d), such Limited Partner or Assignee shall be allocated items of Partnership income or gain in an amount and manner sufficient to eliminate such Limited Partner's or Assignee's Adjusted Capital Account Deficit as quickly as possible to the extent required by Treasury Regulations, provided that an allocation pursuant to this clause (iii) shall be made only if and to the extent that such Limited Partner or Assignee would have an Adjusted Capital Account Deficit after tentatively making all other allocations provided in this Article 4 as if this clause (iii) were not in the Agreement.

(iv) The allocations set forth in paragraphs (i), (ii) and (iii) above (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article 4 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses and other items and the Regulatory Allocations (including Regulatory Allocations that, although not yet made, are expected to be made in the future) to each Partner and Assignee shall be equal to the net amount that would have been allocated to such Partner and Assignee if the Regulatory Allocations had not occurred.

(e) If allocations of Losses to any Limited Partner or Assignee for any taxable year would cause that Limited Partner or Assignee to have an Adjusted Capital Account Deficit, then such Losses shall be reallocated among other Partners and Assignees according to their respective Units, and subsequent allocations of Profits shall be specially allocated to the extent possible to reverse the prior special allocation of Losses pursuant to this Section 4.03(e).

(f) If the General Partner determines, after consultation with competent tax counsel, that the allocation of any item of Profits or Losses hereunder is clearly inconsistent with the Partners' and Assignees' economic interests in the Partnership (determined by reference to the principles of Treasury Regulation Sections 1.704-1(b) and 1.704-2), then the General Partner may specially allocate such item to reflect such economic interests.

(g) Tax Allocations: Code Section 704(c).

(i) The income, gains, losses, deductions and expenses of the Partnership shall be allocated, for federal, state and local income tax purposes, among the Partners and Assignees in accordance with the allocation of such income, gains, losses, deductions and expenses among the Partners and Assignees for purposes of computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the Partnership's subsequent income, gains, losses, deductions and expenses shall be allocated among the Partners and Assignees for tax purposes to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(ii) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gains, losses, deductions and expenses with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners and Assignees so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value at the time of contribution under the remedial allocation method described in Treasury Regulation Section 1.704-3(d).

(iii) If the Book Value of any Partnership asset is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as provided in the definition of Book Value, subsequent allocations of items of taxable income, gains, losses, deductions and expenses with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(iv) Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Partners and Assignees according to their interests in such items as determined by the General Partner taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(v) Any elections or other decisions relating to such allocations shall be made in any manner that reasonably reflects the purpose and intent of this Agreement. Allocations pursuant to this Section 4.03(g) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's or Assignee's Capital Account or share of profits, losses, other items or distributions pursuant to any provisions of this Agreement.

4.04 Indemnification and Reimbursement for Payments on Behalf of a Partner or Assignee

(a) If the Partnership is obligated to pay any amount to a governmental agency (or otherwise makes a payment) because of a Partner's or Assignee's status (or where all or a portion of the payment is otherwise specifically attributable to a Partner or Assignee) (including, without limitation, federal, state or local withholding taxes imposed with respect to foreign Persons, state personal property taxes, state unincorporated business taxes, etc.), then such Partner or Assignee (an "Indemnifying Partner or Assignee") shall indemnify the Partnership in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments). The amount to be indemnified shall be charged against the Capital Account of the Indemnifying Partner or Assignee, and, at the option of the General Partner, either:

(i) promptly upon notification of an obligation to indemnify the Partnership, the Indemnifying Partner or Assignee shall make a cash payment to the Partnership equal to the full amount to be indemnified (and the amount paid shall be added to the Indemnifying Partner's or Assignee's Capital Account but shall not be treated as a Capital Contribution hereunder), or

(ii) the Partnership shall reduce subsequent distributions that would otherwise be made to the Indemnifying Partner or Assignee until the Partnership has recovered the amount to be indemnified (provided that the amount of such reduction shall be deemed to have been distributed for all purposes of this Agreement, but such deemed distribution shall not further reduce the Indemnifying Partner's or Assignee's Capital Account).

(b) A Partner's or Assignee's obligation to make contributions to the Partnership under this Section 4.04 shall survive the termination, dissolution, liquidation, and winding up of the Partnership, and for purposes of this Section 4.04, the Partnership shall be treated as continuing in existence. The Partnership may pursue and enforce all rights and remedies it may have against each Partner and Assignee under this Section 4.04, including instituting a lawsuit to collect such contribution with interest calculated at Prime Rate plus five percentage points per annum (but not in excess of the highest rate per annum permitted by law).

Article 5

MANAGEMENT

5.01 Authority of the General Partner

The General Partner shall have all the rights and powers of a general partner as provided in the Delaware Act, under any other applicable laws, and by this Agreement, except to the extent that such powers may be expressly limited by the Delaware Act, such other laws, or this Agreement. Except as so limited, the General Partner shall have the exclusive right and power to manage the business of the Partnership and is authorized to do on behalf of the Partnership all things which, in its sole judgment, in a manner consistent with its fiduciary duty to all Partners, are necessary or appropriate to carry out the Partnership's purposes. Without limiting the foregoing, the General Partner shall have the power to (i) enter into agreements, and execute documents and instruments, including brokerage and investment adviser agreements, leases, mortgages, evidences of indebtedness, construction, development, management, and other contracts; (ii) borrow money, and open and maintain bank accounts authorizing withdrawals on the signature of such one or more persons as the General Partner may designate; (iii) sell or assign any or all assets of the Partnership; and (iv) execute such other documents and take such other actions as may be necessary or desirable from time to time to carry out any purpose authorized pursuant to this Agreement.

5.02 Manner of Action by General Partner

During any period in which there are two or more General Partners, the following provisions shall be applicable where the context admits:

(a) If at any time the General Partners are unable to agree unanimously with respect to any decision to be made by them, then the decision of those General Partners owning a majority of General Partnership Interests shall control as to such matter and be as effective as if such decision had been agreed to by all of the General Partners.

(b) Each General Partner who proposes an act or a decision to refrain from acting (the "Recommending GP") shall seek approval of such proposal from the other General Partner or General Partners (a "Deliberating GP"). The Recommending GP may seek such approval in writing. If a Deliberating GP fails to indicate approval or disapproval of such proposal within fifteen (15) days after having received a written request, such Deliberating GP shall be presumed to have approved the proposal, but there shall be no such presumption if the request is not in writing. A Recommending GP shall not be obligated to continue to make a written proposal to a Deliberating GP and may assume, until notified otherwise, that the Deliberating GP continues to disapprove such proposal if the Deliberating GP has disapproved such proposal on at least two prior occasions.

(c) The General Partners may execute any instrument or document by signing one instrument or document or concurrent instruments or documents.

5.03 Reliance by Third Parties

Any person dealing with the Partnership shall be entitled to deal with the General Partner as if it were the sole party in interest in the Partnership's assets, both legally and beneficially. Each Limited Partner and Assignee hereby waives any and all defenses or other remedies that may be available against such person to contest, negate, or disaffirm any action of the General Partner in connection with any sale or financing of the Partnership's assets. Every agreement, instrument, or document executed by the General Partner with respect to any business or property of the Partnership shall be conclusive evidence in favor of any person relying thereon or claiming thereunder that (a) at the time of the execution or delivery thereof this Agreement was in full force and effect, (b) such agreement, instrument, or document was duly executed according to this Agreement and is binding upon the Partnership, and (c) the General Partner was duly authorized and empowered to execute and deliver such agreement, instrument, or document for and on behalf of the Partnership.

5.04 Compensation and Reimbursement of a General Partner

(a) The General Partner may receive as a salary reasonable compensation for its services to the Partnership. Such salary shall be deducted from Partnership income in determining Profits and Losses of the Partnership. The General Partner's compensation shall be reviewed and adjusted periodically as necessary to provide the General Partner with reasonable compensation.

(b) In addition, the General Partner may be reimbursed on a monthly basis for all reasonable amounts it pays or incurs in organizing or conducting the Partnership's business, including that portion of the General Partner's reasonable legal and accounting expenses, telephone, secretarial, travel and entertainment expenses, office rent and other office expenses, salaries and other compensation expenses of employees, and other indirect expenses necessary or appropriate in organizing or conducting the Partnership's business that is properly allocable to the Partnership. The General Partner shall determine the portion of its indirect expenses that is allocable to the Partnership in any reasonable manner.

5.05 Outside Activities

(a) The General Partner, its Affiliates, and their respective stockholders, directors, officers, members, controlling persons, partners, and employees may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that compete with the Partnership. The General Partner shall devote to the management of the Partnership only such time as it determines is necessary or appropriate to cause the affairs of the Partnership to be conducted in an efficient and businesslike manner.

(b) Neither the General Partner nor any Affiliate of the General Partner shall be obligated to present any particular investment or business opportunity to the Partnership even if the opportunity is of a character which, if presented to the Partnership, could be undertaken by the Partnership. The General Partner and its Affiliates shall have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to others.

5.06 Dealings With a General Partner

The General Partner or any of its Affiliates may contract or otherwise deal with the Partnership, provided that the terms of any such contract or dealing shall be fair and reasonable to the Partnership.

5.07 Indemnification

The Partnership shall indemnify and hold harmless the General Partner and its Affiliates, and each officer, director, controlling person, partner, employee, member, or shareholder of the General Partner or its Affiliates ("Indemnified Person") from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements, and other amounts relating to any and all claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, that relate to the General Partner's status or activities as the General Partner of the Partnership or to the Partnership's property, business, or affairs ("Claims"); provided, however, that with respect to matters solely between or among one or more Indemnified Persons, the Partnership shall indemnify an Indemnified Person only with the written consent of the General Partner. Subject to the preceding proviso, an Indemnified Person's expenses paid or incurred in defending itself against any Claim shall be reimbursed by the Partnership as paid or incurred. A Person may be considered an Indemnified Person whether or not such Person has the status required to be an Indemnified Person at the time any such Claim is made or maintained. This Section 5.07 shall not apply with respect to any Indemnified Person for that portion of any Claim caused by such Person's gross negligence, intentional misconduct, knowing violation of law, or involvement in any transaction for which such Person received a personal benefit in violation or breach of any provision of this Agreement. Any such payments made to or on behalf of a Person who is later determined not to be entitled to the payments shall be refunded to the Partnership by that Person promptly following such determination.

5.08 Limitation of Liability of Indemnified Persons

An Indemnified Person shall not be liable to the Partnership or any Partner or Assignee for any act or omission performed or omitted by such Indemnified Person pursuant to authority granted to such Indemnified Person by this Agreement; provided that such limitation of liability shall not apply (i) to the extent the act or omission was attributable to such Person's gross negligence, intentional misconduct, knowing violation of law, or involvement in any transaction for which such Person received a personal benefit in violation or breach of any provision of this Agreement or (ii) to matters solely between or among one or more Indemnified Persons, if the General Partner has so indicated in writing. The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

Article 6

RIGHTS AND OBLIGATIONS OF
LIMITED PARTNERS AND ASSIGNEES

6.01 Limitation of Liability

Except as otherwise provided in this Agreement or in the Delaware Act, a Limited Partner's or Assignee's liability for Partnership liabilities and Losses shall be limited to such Limited Partner's or Assignee's undistributed Capital Contribution and share of any undistributed net Profits.

6.02 Management of Business

No Limited Partner or Assignee shall take part in the control (within the meaning of the Delaware Act) of the Partnership's business or transact any business in the Partnership's name, unless (i) with respect to a Limited Partner, such person is also a General Partner, or (ii) with respect to a Limited Partner or an Assignee, such person is employed or engaged to transact any such business by or on behalf of a General Partner or the Partnership. The transaction of any such business by a Limited Partner or Assignee employed or engaged to do so by or on behalf of a General Partner or the Partnership shall not be deemed to constitute participation in control of the Partnership and shall not affect, impair, or eliminate the limitations on the liability of a Limited Partner or Assignee under this Agreement.

6.03 No Right of Partition

No Partner or Assignee shall have the right to seek or obtain partition by court decree or operation of law of any Partnership property, or the right to own or use particular or individual assets of the Partnership.

6.04 Outside Activities

A Limited Partner or Assignee may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that compete with the Partnership. Neither the Partnership nor any other Partner or Assignee shall have any rights by virtue of this Agreement in any outside business interests or activities of any Limited Partner or Assignee.

6.05 Limited Partners' Access to Information

In addition to the right to receive the reports to be provided pursuant to Section 7.02, each Limited Partner shall have the right, upon reasonable demand and for any purpose reasonably related to the Limited Partner's Limited Partnership Interest, to obtain such information regarding Partnership affairs as is specified in Section 305 of the Delaware Act. Any information obtained by a Limited Partner with respect to the affairs of the Partnership shall be kept strictly confidential, except as may be required by law.

Article 7

RECORDS AND REPORTS

7.01 Records and Accounting

The General Partner shall keep, or cause to be kept, appropriate books and records with respect to the Partnership's business. All decisions as to accounting and other matters, except as specifically provided to the contrary herein, shall be made by the General Partner and shall be final and conclusive absent manifest error.

7.02 Reports

(a) At the request of a Limited Partner, and upon tender by such Limited Partner of all the reasonable costs and expenses thereof, the General Partner shall deliver or cause to be delivered to such Limited Partner, within ninety (90) days after the end of a fiscal year, an annual report for such year containing the following:

(i) a Partnership balance sheet as of the end of such fiscal year;

(ii) Partnership statements of income, cash flows, and changes in Partners' equity for such fiscal year;

(iii) a statement of changes in the Partners' Capital Account balances for such fiscal year; and

(iv) a general description of the Partnership's activities during such fiscal year.

(b) The General Partner shall deliver such interim and other reports to the Limited Partners as it determines are appropriate.

(c) The General Partner shall use reasonable efforts to deliver or cause to be delivered, within ninety (90) days after the end of each fiscal year, to each person who was a Partner or Assignee at any time during such fiscal year, all information necessary for the preparation of such person's United States federal and state income tax returns.

Article 8

TAX MATTERS

8.01 Preparation of Tax Returns

The General Partner shall arrange for the preparation and timely filing of all tax returns required to be filed by the Partnership.

8.02 Tax Elections

The General Partner shall, in its discretion, determine whether to make or revoke any available election pursuant to the Code.

8.03 Tax Controversies

Latzim Family LLC is designated the "Tax Matters Partner" (as defined in Code Section 6231), and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by taxing authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of the proceedings referred to above. The Tax Matters Partner shall have sole discretion to determine whether the Partnership (either in its own behalf or on behalf of the Partners and Assignees) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Any deficiency for taxes imposed on any Partner or Assignee (including penalties, additions to tax or interest imposed with respect to such taxes) shall be paid by such Partner or Assignee, and if paid by the Partnership, shall be recoverable from such Partner or Assignee pursuant to Section 4.04.

Article 9

AMENDMENTS

9.01 Amendments Adopted by the General Partner

The General Partner, without the consent of any Limited Partner or Assignee, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file, and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership or the location of the principal place of business of the Partnership;

(b) the admission, substitution, or termination of Partners in accordance with this Agreement; or

(c) any other change that does not adversely affect any Partner or Assignee in any material respect.

9.02 Amendments Requiring Consent

Any amendment to this Agreement not described in Section 9.01 may be proposed by any Partner; but to be effective, such amendment must be approved in writing by all of the Partners.

Article 10

TRANSFERS

10.01 Transfers in General

(a) No Partner or Assignee may Transfer all or any portion of his Partnership Interest, except as provided in this Article 10. Any purported Transfer of all or any portion of a Partnership Interest not in conformity with the provisions of this Article 10 shall be null and void and of no effect. In any case, each Partner and Assignee shall notify the Partnership and the other Partners whenever a Transfer or attempted Transfer occurs, and whether or not to a Permitted Transferee, which notice shall identify the Transferee (or proposed Transferee) and the relationship of the Transferee (or proposed Transferee) to the Transferor.

(b) A Partner shall cease to be a Partner upon the effective Transfer of all of the Partner's Partnership Interest. However, dissolution of the Partnership shall not result from the assignment of a Limited Partnership Interest and, therefore, notwithstanding anything to the contrary set forth in this Article 10, where there is but one remaining Limited Partner such Limited Partner may not Transfer, and shall be deemed not to have Transferred, his Limited Partnership Interest in any way (including by way of a Transfer solely of an economic interest in the relevant Partnership Interest) except where and until the proposed Transferee is accepted and admitted as a Substituted Limited Partner in accordance with Section 11.01.

(c) Notwithstanding anything to the contrary set forth in this Article 10, a Transferee may not receive a Partnership Interest as an Assignee unless (i) all of the Partners consent thereto, (ii) the Transferee is a Permitted Transferee, (iii) the Transfer to the Transferee occurred pursuant to Sections 10.04 and 10.05, following the failure of the Partnership and the Partners to exercise their options to purchase all of the Partnership Interest subject to such options pursuant to said Sections; or (iv) the Transfer to the Transferee occurred in accordance with the provisions of Sections 10.03(a)(ii) and 10.07, following the failure of the Partnership and the Partners to exercise their options to purchase all of the Partnership Interest subject to such options pursuant to said Sections. In addition to the foregoing, all of the other relevant provisions of this Article 10 must also be complied with in order to allow any such Transferee to receive a Partnership Interest as an Assignee. An Assignee is entitled only to the economic rights of his Transferor in the relevant Partnership Interest. Thus, an Assignee shall be entitled to receive allocations and Distributions from the Partnership in accordance with the provisions of this Agreement; but an Assignee of a Partnership Interest shall not have any of the Non-economic Partnership Rights relating to such Partnership Interest.

10.02 Transfers to a Permitted Transferee

(a) Any Partner or Assignee may Transfer all or any portion of his Partnership Interest to a Permitted Transferee upon such terms and conditions as the Transferor and Permitted Transferee may decide, and such Permitted Transferee thereupon will become an Assignee or a Substituted Partner, as the case may be, provided and only on condition that the Transferee and Transferor deliver to the Partnership a writing (i) stating that such Transfer has been completed, (ii) specifying whether the Transfer is limited to the economic rights of the Transferor with respect to the Partnership Interest so Transferred (in which event the Transferee shall become an Assignee, but not a Partner, upon compliance with the other provisions of this Section 10.02(a)) or if the Transfer also includes the Non-economic Partnership Rights with respect to the Partnership Interest so Transferred (in which event the Transferee shall be admitted directly as a Substituted Partner upon compliance with the other provisions of this Section 10.02(a), (iii) setting forth the name, address and social security number (or other taxpayer identification number) of the Transferee and (iv) confirming the agreement of the Transferee to be bound by all of the provisions of this Agreement. Notwithstanding the foregoing, an estate which is a Permitted Transferee will become an Assignee, but will not become a Substituted Partner unless and until the relevant procedures specified in Article 11 are complied with; and, in addition, in the event and to the extent that such estate continues to hold a Partnership Interest (either as a Substituted Partner or as an Assignee) after five years have elapsed from the date of death of the decedent, the Partnership and the Partners shall have the right to purchase all or a portion of such Partnership Interest pursuant to Section 10.05.

(b) The following will constitute Permitted Transferees:

(i) The Permitted Transferees of a Limited Partner shall be: (A) another Limited Partner; (B) the present spouses of Lazer Milstein, Andrew Milstein and Stephen Milstein; (C) the lineal descendants of Monroe and Henrietta Milstein ("Lineal Descendants") and the estates of such Lineal Descendants; (D) an irrevocable lifetime trust or a testamentary trust (a "Trust") exclusively for the benefit of one or more of Monroe Milstein, his estate, and any of the Persons described in subsection (B) and (C) above; (E) the estate of a Limited Partner and (F) Monroe Milstein and his estate. However, the beneficiaries of any of the aforesaid estates shall not be Permitted Transferees merely by reason of their status as beneficiaries of such estate; each such beneficiary shall be a Permitted Transferee only if such beneficiary qualifies as a Permitted Transferee pursuant to the immediately preceding sentence.

(ii) The Permitted Transferees of a General Partner shall be any other existing General Partner.

10.03 Transfers to Other Than a Permitted Transferee

(a) Any Partner or Assignee may Transfer all or any portion of his Partnership Interest to a Person other than a Permitted Transferee by complying with either (i) or (ii) below, and such Transferee will become an Assignee (but will not become a Substituted Partner unless and until the procedures specified in Article 11 are complied with).

(i) Any Partner or Assignee may Transfer all or any portion of his Partnership Interest to a Person other than a Permitted Transferee, upon such terms and conditions as the Transferor and the Transferee may decide, with the prior written consent of all of the Partners. Such prior written consent shall be effective for a period of six (6) months from the date of such consent, unless a shorter period is specified therein.

(ii) Any Partner or Assignee who wishes to Transfer all or any portion of his Partnership Interest to a natural person who is not a Permitted Transferee may do so if such Transfer is in accordance with the terms of a bona fide offer ("Bona Fide Offer") from such person, but only if the following steps are first followed: The Transferor shall first give each Partner and the Partnership written notice of his intent to Transfer such Partnership Interest. Such notice of intent shall contain: a description of what portion of his Partnership Interest would be so Transferred; the consideration that would be paid; the terms of Transfer and of any payment of consideration (including, but not limited to, the relative percentages of cash and debt, and the duration, interest rate, and payment schedule of any debt instruments); the name, address (both home and office), and business or occupation of the person to whom such Partnership Interest would be Transferred; the scheduled date of the closing; and any other facts that are or would reasonably be deemed material to the proposed Transfer. Any such proposed Transfer shall be subject to the options of the Partnership and the Partners to purchase all or any portion of the subject Partnership Interest pursuant to Section 10.07. If such options are not exercised in full in a timely manner, then the notifying Partner/Assignee may sell, in accordance with Section 10.07, that portion of the offered Partnership Interest as to which no timely option is exercised.

(b) Except for (i) the Transfers described and permitted pursuant to Section 10.03(a)(i), (ii) the rights to purchase created pursuant to Section 10.03(a)(ii), and (iii) a sale to a third party purchaser in accordance with Section 10.07, any purported Transfer of a Partnership Interest to a Person other than a Permitted Transferee, including any purported Transfer described in Section 10.04, shall be subject to the right of the Partnership and the Partners to purchase all or a portion of such Partnership Interest pursuant to Section 10.05.

10.04 Involuntary Transfers; Transfers by Operation of Law; Testamentary Transfers; Certain Other Transfers and Events Creating Options

(a) In the event of (i) an involuntary Transfer, (ii) a Transfer by operation of law or (iii) a testamentary Transfer (by will or otherwise), of any Partnership Interest to a Person other than a Permitted Transferee, or (iv) a Transfer of any Partnership Interest to any Person other than a Permitted Transferee from a trust that became an Assignee pursuant to Section 10.05(e), the Transfer shall be deemed completed and the Transferee shall be an Assignee (but not a Partner) only upon completion of the requirements of this Section 10.04, and such Transfer shall be subject to the right of the Partnership and the Partners to purchase all or a portion of such Partnership Interest pursuant to Section 10.05. Before any such Partnership Interest may be Transferred, the Transferor shall give the Partnership and each Partner written notice describing the Partnership Interest to be Transferred. Notwithstanding the foregoing sentence, in the event the Transferor does not have the capacity to give such notice before any purported Transfer, such notice shall be given by the Transferee within thirty (30) days of receiving such Partnership Interest. Similarly, in the case of a trust that became an Assignee pursuant to Section 10.05(e), in the event of either (A) the termination of the interest of any beneficiary of such trust who was a beneficiary at such time as the trust became an Assignee or (B) the subsequent inception of the interest of any beneficiary of such trust who would not qualify as a Permitted Transferee (any such termination or inception to constitute a Transfer and any such trust to constitute both the Transferor and the Transferee for all purposes of this Agreement), the occurrence of such event shall create options in the Partnership and the Partners to purchase all or a portion of the Partnership Interest owned by such trust pursuant to Section 10.05; and promptly after the occurrence the trust-Assignee shall give the Partnership and each Partner written notice describing the event creating such options. The written notice (given by either the Transferor or the Transferee) shall contain a description of the Partnership Interest Transferred or to be Transferred; the name, address (both home and office), and business or occupation of the Transferee; legal evidence of such Transfer and of the death or other event giving rise to the Transfer, and in the case of an estate-assignee or a trust assignee, the instrument governing such entity, or if there is no such instrument, a description of the beneficial interests in such entity, all in form and substance satisfactory to counsel to the Partnership; and any other facts that are or would reasonably be deemed material to the proposed Transfer. All references to a notice in this Section 10.04(a) shall be to the first notice received, whether such notice is from the Transferor immediately before the Transfer or from the Transferee. Without limiting any other power, discretion or authority conferred on the General Partner under this Agreement, the General Partner may request of any Limited Partner and/or Assignee and such Limited Partner and/or Assignee shall deliver to the General Partner, such information concerning the Limited Partner and/or Assignee and any Transfer to which such Limited Partner and/or Assignee may have been a party as the General Partner shall deem advisable in order to enforce the restrictions and other requirements imposed by this Article 10.

(b) In the case of any Transfer described in Section 10.04(a), the Partnership shall be reimbursed by the Transferor and Transferee for all costs and expenses that the Partnership reasonably incurs in connection with such Transfer. Any Person who receives a Partnership Interest as a result of such a Transfer shall take such Partnership Interest subject to the terms of this Agreement and shall be bound hereby.

(c) Without limiting the generality of the foregoing, the Partnership shall not be required to make any Distribution or allocation otherwise provided for in this Agreement to any Transferee with respect to any Partnership Interest transferred pursuant to Section 10.04 until it has received the information and the confirmation set forth above in Section 10.04(b).

10.05 Options to Purchase Partnership Interests

(a) If options to purchase a Partnership Interest are created pursuant to (i) Section 10.03(b), (ii) Section 10.04 or (iii) because an estate continues to hold a Partnership Interest after five years have elapsed after the date of death of the decedent, as provided in Section 10.02(a), then the Partnership or any Limited Partner may request an appraisal to determine the Fair Value of the relevant Partnership Interest. To be effective, such request for an appraisal must specify the specific Partnership Interest to be appraised and must be delivered in writing to the Partnership and all Partners not later than thirty (30) days after the delivery to the Partnership and each Partner of notice of the event creating said options (the "Triggering Event"), except that with respect to the option referred in (iii) above, the request for an appraisal shall be effective only if it is delivered in writing to the Partnership and all Partners at any time during the five (5) year period commencing five (5) years after the date of death of the decedent, provided that the estate continues to hold the relevant Partnership Interest at the time the request for an appraisal is so delivered. If such request is timely delivered, then the Partnership shall have the first option to purchase the relevant Partnership Interest, which option shall be exercisable within thirty (30) days after the Partnership's receipt of the determination of the Fair Value of such Partnership Interest pursuant to Section 10.05(c). If the Partnership does not timely exercise such option in full, the portion of said option not timely exercised by the Partnership shall be available to the remaining Limited Partners who may exercise such option, in proportion to their respective Limited Partnership Interests, within thirty (30) days after the expiration of the Partnership's aforesaid option. If any Limited Partner shall exercise his option, timely and in full, but one or more of the other Limited Partners fails to so exercise timely and in full, then the unexercised portion of such option shall devolve in like manner upon those Limited Partners who did so exercise timely and in full, which subsequent option shall be exercisable within ten (10) days after the expiration of the Limited Partners' initial option. Any such option shall be exercisable only by notice in writing delivered to the record owner of the Partnership Interest being purchased and to all of the other Partners.

(b) If one or more options to acquire the whole or any portion of a Partnership Interest are timely exercised pursuant to Section 10.05(a), the purchase price of said purchased Partnership Interest shall be equal to its Fair Value and shall be payable in ten (10) equal annual installments of principal commencing on the anniversary date of the Transfer of the Partnership Interest to the purchaser(s) hereunder. The unpaid balance of the purchase price shall bear interest at the Applicable Federal Rate in effect on the date of the purchase and shall be payable simultaneously with each payment of principal.

(c) In the event a request to determine Fair Value is timely exercised pursuant to Section 10.05(a), the Fair Value of the relevant Partnership Interest shall be determined by an independent appraisal performed by a qualified appraiser selected by the General Partner. The determination of Fair Value shall be made as of the end of the month preceding the request for the relevant appraisal (the "Valuation Date") in accordance with good valuation practices and a copy of such determination shall be delivered to the Partnership and all of the Partners. The decision of the appraiser shall be binding on all parties. The costs of the appraisal shall be borne equally by the seller, on the one hand, and the purchaser(s) (in proportion to their relative purchases), on the other hand. If there is no purchase, said costs shall be borne by the Partnership.

(d) The closing of the purchase transaction shall take place at the office of the attorney for the Partnership on a day and at a time selected by the purchaser(s), and on reasonable notice from the purchaser(s) to the seller, but in any event within ninety (90) days after the final exercise of all purchase options pursuant to Section 10.05(a).

(e) If a request to determine Fair Value is not timely delivered pursuant to Section 10.05(a), no option to purchase the Partnership Interest shall be created as a result of the relevant Triggering Event and the Transferee (if any) shall become an Assignee upon compliance with the requirements set forth below in this Section 10.05(e); and if a purchase option is created but such option is not fully and timely exercised, the unexercised portion of the option shall lapse and the Transferee (if any) shall become an Assignee with respect to such unexercised portion of said option upon compliance with the requirements set forth below in this Section 10.05(e). No Transfer which is made as the result of any such non-creation or lapse of an option shall be deemed complete until the Transferee delivers to the Partnership his written confirmation of his name, address and social security number (or other taxpayer identification number) and his written confirmation of his agreement to hold the relevant Partnership Interest as an Assignee in accordance with, and to be bound by, the terms of this Agreement. Without limiting the generality of the foregoing, the Partnership shall not be required to make any Distribution or allocation otherwise provided for in this Agreement to any Transferee with respect to any Partnership Interest transferred pursuant to this Section 10.05(e) until it has received the information and confirmation set forth in the preceding sentence.

10.06 Distributions and Applications in Respect to Transferred Interests

If any Partnership Interest is Transferred to an Assignee or a Substituted Partner during any fiscal year in compliance with the provisions of this Article 10 or Article 11, Profits, Losses, and all other items attributable to the Transferred Interest for such fiscal year shall be divided and allocated between the Transferor and the Transferee by taking into account the duration of their respective ownership of the said Partnership Interest during such fiscal year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the General Partner. All Distributions on or before the recognized date of such Transfer shall be made to the Transferor, and all Distributions thereafter shall be made to the Transferee. Solely for purposes of making such allocations and Distributions, the Partnership shall recognize such Transfer effected in compliance with this Article 10 or Article 11 as of the end of the calendar month during which it is given notice of such Transfer, provided that, if the Partnership is given notice of a Transfer at least ten (10) business days prior to the Transfer, the Partnership shall recognize such Transfer date as the date of such Transfer, and provided further that, if the Partnership does not receive, within thirty (30) days after the end of the fiscal year during which the Transfer occurs, a notice setting forth the date such Interest was Transferred and such other information as the General Partner may reasonably request, then all such items shall be allocated and all Distributions shall be made to the Person who, according to the books and records of the Partnership, was the owner of the Interest on the last day of the fiscal year during which the Transfer occurred. Neither the Partnership nor the General Partner shall incur any liability for making allocations and Distributions in accordance with the provisions of this Section, whether or not any General Partner or the Partnership has knowledge of any Transfer of ownership of any Partnership Interest.

10.07 Right of First Refusal

If any Partner or Assignee receives a Bona Fide Offer to purchase all or any portion of a Partnership Interest from a natural person who is neither a Partner nor a Permissible Transferee, and if the Partner or Assignee receiving the offer desires to accept it, he shall give written notice thereof to the Partnership and to each of the other Partners as provided in Section 10.03(a)(ii). The Partnership thereupon shall have the option, exercisable within ninety (90) days after receipt of such notice, to purchase the notifying Partner's or Assignee's Partnership Interest at the same price and on the same terms and conditions as those set forth in the notice. If the Partnership does not timely exercise its option in full, the portion of said option not timely exercised by the Partnership shall be available to the non-notifying Limited Partners who may exercise such option, in proportion to their respective Limited Partnership Interests, within thirty (30) days after the expiration of the Partnership's aforesaid option. If any Limited Partner shall exercise his option timely and in full, but one or more of the other Limited Partners fails to so exercise in full, then the unexercised portion of such option shall devolve in like manner upon those Limited Partners who did so exercise timely and in full, which subsequent option shall be exercisable within ten (10) days after the expiration of the Limited Partners' initial option. Any such option shall be exercisable only by notice in writing to the record owner of the Partnership Interest being purchased and to all of the other Partners. To the extent one or more options to purchase are exercised in a timely manner, the closing of the purchase transaction(s) shall take place at the office of the attorney for the Partnership on a day and at a time selected by the purchaser(s), and on reasonable notice from the purchaser(s) to the seller, but in any event within sixty (60) days after the final exercise of all purchase options pursuant to this Section 10.07. If options to purchase the whole or any portion of a Partnership Interest being offered for sale are not exercised in full in a timely manner, then the notifying Partner/Assignee may sell the portion of the offered Partnership Interest as to which no timely option is exercised, but only if such sale is on the terms stated in the notice and to the proposed third party purchaser named in said notice, and only if such sale takes place within sixty (60) days after the expiration of all of the aforesaid options. At the closing of such sale to the third party purchaser, a representative of the Partnership shall be present and entitled to review the closing documents; and the third party purchaser shall deliver to the representative of the Partnership, as a condition of the closing, a writing executed by such purchaser setting forth the name, address and social security number (or other taxpayer identification number) of the purchaser and confirming the agreement of the purchaser to hold such Partnership Interest as an Assignee in accordance with, and to be bound by, the terms of this Agreement. Such purchaser thereupon shall be deemed an Assignee and the Transfer of such Partnership Interest to such purchaser shall be free of any purchase option under Section 10.05, but such purchaser shall hold such Partnership Interest in accordance with, and otherwise shall be bound by, the terms of this Agreement.

10.08 Indemnity

In the case of a Transfer or attempted Transfer of a Partnership Interest that is not a Transfer to a Permitted Transferee, or the failure of any Limited Partner or Assignee or person deemed to be a Transferor or Transferee under this Article 10, to fulfill any requirement imposed by this Article 10, the parties engaging or attempting to engage in such Transfer, or the Person failing to fulfill any such requirement shall indemnify and hold harmless the Partnership and the remaining Partners from all cost, loss, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers' fees and expenses) as a result of such Transfer or attempted Transfer and their efforts to enforce the indemnity granted hereby.

Article 11

ADMISSION OF PARTNERS

11.01 Substituted Partners

A Person who has become an Assignee of a General Partnership Interest pursuant to the procedures set forth in Article 10 may request admission as a Substituted General Partner; and a Person who has become an Assignee of a Limited Partnership Interest pursuant to the procedures set forth in Article 10 may request admission as a Substituted Limited Partner. Any such request shall be accompanied by a writing which confirms the name, address and social security number (or other taxpayer identification number) of the Assignee, which confirms that the Transferor with respect to the relevant Partnership Interest, and which confirms the agreement of the Assignee to be bound by all of the provisions of this Agreement. Such Assignee shall become a Substituted General Partner or Substituted Limited Partner, as the case may be, if and only if such admission is consented to in writing by all of the Partners. If such consent is granted, the date of admission and the type of Partner (General or Limited) shall be shown on the Partnership's books and records. If any Partner's consent is withheld, such Assignee shall remain an Assignee. In addition, a Permitted Transferee may become a Substituted Partner directly pursuant to Section 10.02(a). A Substituted Partner is a Partner who has received his Partnership Interest directly from another Partner.

11.02 Additional Partners

Any Person who is not a Partner may receive his Partnership Interest directly from the Partnership and be admitted to the Partnership as an Additional General Partner or as an Additional Limited Partner if and only if such admission is consented to in writing by all of the Partners, which consent shall state such Additional Partner's authorized Capital Contribution to the Partnership. If such consent is granted, the date of admission, the type of Partner (General or Limited) and the Capital Contribution of the Additional Partner shall be shown on the Partnership's books and records.

11.03 Successor General Partner

A Person shall be admitted as a Successor General Partner if and only if such Person is appointed to be a Successor General Partner in the manner described in Section 13.02.

11.04 Representations of New Partners

Each Person admitted to the Partnership as a Partner shall become a party to, and shall agree to be bound by, this Agreement. Each such Person shall be deemed to have represented and warranted that (a) the Partner's interest in the Partnership is intended to be and is being acquired solely for the Partner's own account for the purpose of investment and not with a view to any sale or other disposition of all or any part thereof, (b) the Partner is aware that interests in the Partnership have not been registered under the Securities Act, that such interests cannot be sold or otherwise disposed of unless they are registered thereunder or unless an exemption from such registration is available, that the Partnership has no present intention of so registering such interests under the Securities Act, and that accordingly such Partner is able and is prepared to bear the economic risk of making a Capital Contribution and to suffer a complete loss of investment, and (c) the Partner's knowledge and experience in financial and business matters are such that the Partner is capable of evaluating the risks of making a Capital Contribution. The foregoing representations and warranties may be relied upon by the Partnership, and by the other Partners, in connection with each Partner's investment in the Partnership.

Article 12

WITHDRAWAL OR REMOVAL OF PARTNERS

12.01 Withdrawal of a General Partner

A General Partner may withdraw from the Partnership in accordance with the provisions of Section 602(a) of the Delaware Act, by giving to the other Partners written notice including the effective date of the withdrawal.

12.02 Withdrawal of a Limited Partner

A Limited Partner may not withdraw from the Partnership, unless such withdrawal is consented to by all of the Partners. Consent of the Partners shall be in writing and shall fix the effective date of such withdrawal.

12.03 Withdrawal of a Partner who Owns both General and Limited Partnership Interests

A Partner who owns both General and Limited Partnership Interests may withdraw, as provided in this Article, as a General Partner. However, such Partner may not withdraw as a Limited Partner unless consent is granted as provided in Section 12.02.

12.04 No Removal of Partners

No Partner or group of Partners shall have the right to remove any other Partner as a Partner in the Partnership.

Article 13

DISSOLUTION AND LIQUIDATION

13.01 Dissolution

The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

(a) the expiration of its term as provided in Section 2.05;

(b) the written consent of all Partners;

(c) an Event of Withdrawal of a General Partner unless at the time there is at least one other General Partner and that other General Partner carries on the business of the Partnership; or

(d) the entry of a decree of judicial dissolution under the Delaware Act (as currently provided in Section 802 of the Delaware Act).

13.02 Election to Continue the Partnership

(a) Despite the provisions of Section 13.01(c), the Partnership shall not be dissolved and shall not be required to be wound up by reason of an Event of Withdrawal of a General Partner, even if no other General Partner carries on the business of the Partnership as permitted by that Section, if, within ninety (90) days after such Event of Withdrawal, all Partners agree in writing to continue the business of the Partnership and, if there is no remaining General Partner, to the appointment, effective as of the date of withdrawal, of one or more Successor General Partners.

(b) Upon an Event of Withdrawal of a General Partner, if no other General Partner carries on the business of the Partnership as permitted by Section 13.01(c), the Liquidator shall continue to operate the Partnership's business in the ordinary course with a view to conserving the Partnership's assets during the specified period within which the Limited Partners may appoint a Successor General Partner.

(c) If a Successor General Partner is appointed pursuant to this Section 13.02, then (i) the Partnership shall continue until the end of the term set forth in Section 2.05 unless earlier dissolved according to this Article 13, and (ii) all necessary steps shall be taken to amend the Certificate of Limited Partnership.

13.03 Liquidation

(a) If the Partnership is dissolved as provided above in this Article 13, the General Partner (or, if there is no General Partner, a Person selected by those Limited Partners holding a majority of the Limited Partnership Units) shall be designated as the Liquidator who shall be responsible for overseeing the winding up and liquidation of the Partnership. Except as expressly provided in this Article 13, the Liquidator shall have and may exercise all of the powers conferred upon a General Partner under this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership. The Liquidator shall receive as compensation for its services (i) if the Liquidator is a General Partner, the compensation and reimbursements specified in Section 5.04, or (ii) if the Liquidator is not a General Partner, a reasonable fee plus out-of-pocket costs or such other compensation as the Limited Partners may approve.

(b) Except as provided in Section 13.02(b), the Liquidator shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law, and all in accordance with the applicable Treasury Regulations:

(i) First, to creditors, other than Partners and Assignees and former Partners and former Assignees who are creditors, in satisfaction of the debts and liabilities of the Partnership other than liabilities for which reasonable provision for payment has been made;

(ii) Second, to Partners and Assignees and former Partners and former Assignees in satisfaction of the debts and liabilities of the Partnership to the extent adequate provision therefor has not been made;

(iii) Third, to Partners and Assignees, to the extent of their respective positive Capital Account balances, adjusted for all Distributions and allocations pursuant to Article 4 for all periods; and

(iv) Fourth, the balance, if any, to the Partners and Assignees in accordance with their Percentage Interests.

13.04 General Partner Deficit Makeup

If a General Partner has a deficit balance in its Capital Account following the liquidation of its Partnership Interest, as determined after taking into account all Capital Account adjustments for the taxable year during which such liquidation occurs (other than those made pursuant to this Section 13.04), that General Partner shall contribute an amount equal to such deficit to the Partnership by the end of such taxable year, or if later, within ninety (90) days following the date of such liquidation. Any amount contributed to the Partnership pursuant to this Section 13.04 shall be distributed according to Section 13.03(b).

13.05 Cancellation of Certificate of Limited Partnership

Upon the completion of the distribution of Partnership property as provided in Section 13.03, the Partnership shall be terminated, and the Liquidator (or the Limited Partners, if necessary) shall cause the cancellation of the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware.

13.06 Covenant Not to Cause Dissolution

To the extent that governing law is construed to grant any Limited Partner the power to cause the dissolution of the Partnership at any time, notwithstanding such provision, each Limited Partner hereby covenants and agrees not to cause the dissolution of the Partnership by his individual action pursuant to such provision and, should any Limited Partner cause the Partnership to be dissolved, or this Agreement to be terminated, prior to the occurrence of any event of dissolution or termination otherwise provided for herein, he or she shall be liable to all other Partners for all damages resulting from such dissolution or termination.

Article 14

GENERAL PROVISIONS

14.01 Power of Attorney

(a) Each Limited Partner hereby constitutes and appoints the General Partner and the Liquidator, with full power of substitution, as the Limited Partner's true and lawful agent and attorney-in-fact, with full power and authority in the Limited Partner's name, place, and stead, to:

(i) execute, swear to, acknowledge, deliver, file, and record in the appropriate public offices (A) this Agreement, all certificates and other instruments, and all amendments thereof which the General Partner deems appropriate or necessary to form, qualify, or continue the qualification of the Partnership as a limited partnership (or a partnership in which limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all instruments which the General Partner deems appropriate or necessary to reflect any amendment, change, modification, or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal, or substitution of any Partner pursuant to Article 11; and

(ii) sign, execute, swear to, and acknowledge all ballots, consents, approvals, waivers, certificates, and other instruments appropriate or necessary, in the General Partner's discretion, to make, evidence, give, confirm, or ratify any vote, consent, approval, agreement, or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, incompetency, disability, incapacity, dissolution, bankruptcy, insolvency, or termination of any Partner and the Transfer of all or any portion of the Partner's Partnership Interest and shall extend to the Partner's heirs, successors, assigns, and personal representatives.

14.02 Arbitration

(a) The Partners and Assignees shall submit to arbitration any and all disputes relating to, arising out of, or involving the provisions of this Agreement. The arbitration procedure set forth in this Section 14.02 shall be the sole and exclusive method for resolving any and all such disputes and for remedying any and all alleged violations of the provisions of this Agreement. Accordingly, no party shall commence any litigation of any type on the basis of any such dispute, except as may be necessary to enforce a determination made pursuant to the arbitration process provided for in this Section 14.02.

(b) In the event that a Partner or Assignee asserts that there exists a dispute described in Section 14.02(a) that cannot be resolved through settlement discussions, such Partner or Assignee may commence the arbitration process by sending to each relevant party a notice in which the dispute is identified and the arbitration provisions of this Section 14.02 are invoked. Within twenty-one (21) days of the date of such notice, the relevant parties shall consult for the purpose of appointing a mutually acceptable independent arbitrator. If the parties shall be unable to agree on an arbitrator within thirty (30) days of the date of the notice, then a single arbitrator shall be selected by the American Arbitration Association (or its successor). The arbitrator appointed pursuant to the foregoing procedure shall be instructed to resolve the dispute specified in the notice as soon as practicable and, in his discretion, may impose specific performance on, and may award injunctive relief to, any party in such arbitration. The arbitrator's determination shall be final and binding upon the parties. Unless otherwise agreed upon in writing by the parties to the arbitration, the arbitration shall be conducted in New York City in accordance with and pursuant to the then existing rules of the American Arbitration Association.

(c) Reasonable fees and costs of the arbitrator shall be advanced by the party sending the notice referred to in Section 14.02(b). Such fees and expenses shall be allocated to the parties to the arbitration, as determined by the arbitrator, based inversely upon the relative success of each party's claim expressed as a percentage. For example, if there are only two parties involved and the arbitrator's decision reflects a 60-40 compromise of the parties' claims, the arbitrator would allocate the expenses 40% to the party whose claim was determined to be 60% successful and 60% to the party whose claim was determined to be 40% successful.

14.03 Further Action

The parties shall execute and deliver all documents, provide all information and take or refrain from taking all action as may be necessary or appropriate to achieve the purposes of this Agreement.

14.04 Notice

Any and all notices, elections, or demands permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election, or demand, and shall be (i) delivered personally, (ii) mailed by registered or certified mail, return receipt requested, or (iii) sent by recognized overnight courier service such as Federal Express, to the other party, at his address set forth in the Partnership records. The date of personal delivery, two business days after the date of mailing, or one business day after delivery to the courier service, as the case may be, shall be the date of such notice.

14.05 No Delivery of Certificates

The General Partner is not required to deliver copies of any Certificate of Limited Partnership, or copies of any amendment or cancellation thereof, to the Limited Partners.

14.06 Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and, subject to the restrictions on Transfer set forth above, their heirs, successors, assigns, executors, administrators, and legal representatives.

14.07 Gender, Etc.

In the case of all terms used in this Agreement, the singular shall include the plural and the masculine gender shall include the feminine and the neuter, and vice versa, as the context requires.

14.08 Captions

Titles or captions for the Articles or Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

14.09 Counterparts

This Agreement may be executed in counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties notwithstanding that all parties have not signed the same counterpart.

14.10 Applicable Law

This Agreement and the rights and obligations of the Partners and the Assignees hereunder shall be construed in accordance with and be governed by the internal laws of the State of Delaware, without regard to the principles of conflicts of law.

14.11 Severance

If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by law.

14.12 Consents

Wherever the consent of the Partners is required in order for an action to take place pursuant to this Agreement, the consent of any Partner may be withheld by such Partner for any reason, without reason or without explanation, in the sole and absolute discretion of such Partner.

14.13 Entire Agreement

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements and understandings pertaining thereto, if any.

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement of Limited Partnership as of the date first above written.

GENERAL PARTNER:

Latzim Family LLC

By: /s/ Andrew Milstein, Member

LIMITED PARTNERS:

/s/ Monroe Milstein
Monroe Milstein

/s/ Lazer Milstein
Lazer Milstein

/s/ Andrew Milstein
Andrew Milstein

/s/ Stephen Milstein
Stephen Milstein

SCHEDULE A

Name of Contributor	Contributed Assets
General Partner
Latzim Family LLC	120,000 shares of Burlington Coat Factory Warehouse Corporation
Limited Partners
Monroe Milstein	11,784,000 shares of Burlington Coat Factory Warehouse Corporation
Lazer Milstein	32,000 shares of Burlington Coat Factory Warehouse Corporation
Andrew Milstein	32,000 shares of Burlington Coat Factory Warehouse Corporation
Stephen Milstein	32,000 shares of Burlington Coat Factory Warehouse Corporation